UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
October 31, 2008

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 31, 2008 (the “Closing Date”), Rogers Corporation (the “Registrant”) entered into and closed on a Stock Purchase Agreement (the “Agreement”) and related agreements with Induflex Holding NV, a Belgian company (“Induflex Holding”), whereby the Registrant sold all of the issued and outstanding shares of capital stock (the “Shares”), of its wholly-owned Belgian subsidiary, Rogers Induflex NV (the “Company”) to Induflex Holding (the “Sale”).

All Euro-to-U.S. dollar conversion rates in this report are approximate numbers as of the Closing Date.

Pursuant to the Agreement, Induflex Holding purchased the Shares for approximately 10.7 million Euros (approximately US$13.6 million), which represents the purchase price paid on the Closing Date of approximately 8.9 million Euros (as further described below), plus other amounts due under the Agreement.  In addition to these amounts, there is an opportunity for the Registrant to receive additional earn out amounts over the next three years based on the future performance of the divested business.

The maximum cash outlay for the Shares of approximately 15.5 million Euros (approximately US$19.7 million) is the sum of the following three payments:

First, the fixed sum of approximately 10.7 million Euros (approximately US$13.6 million) was paid on the Closing Date, comprised of (i) a base closing price of approximately 8.9 million Euros (approximately US$11.4 million) (the “Base Purchase Price”), plus (ii) approximately 1.0 million Euros (approximately US$1.3 million) for current cash on the Company’s balance sheet, plus (iii) approximately $0.8 million Euros (approximately US$0.9 million), representing satisfaction of an outstanding loan between the Company and Rogers BVBA, a Belgian company and subsidiary of the Registrant (“Rogers BVBA”).

Second, contingency payments up to a maximum of approximately 4.5 million Euros (approximately US$5.7 million), payable in annual installments over a four year period (the “Earnout”).  Earnout payments will be based upon achievement by the Company of a “Target Contribution”, defined in the Agreement as consolidated revenue derived from sales of Company products less the consolidated variable cost of goods sold, in the fiscal years ended December 31, 2009, 2010 and 2011.

Third, an additional payment from Induflex Holding of approximately 0.3 million Euros (approximately US$0.4 million), representing a deposit made by the Company to Belgian environmental authorities for clean-up work at the Company.  This amount will be paid to the Registrant following its release by those authorities; however, the Registrant will be liable for any additional expenses incurred in connection with the release of these funds.

The Base Purchase Price will be adjusted by two payments that the Registrant is required to make to Induflex Holding in amounts equal to a percentage of the retail price of products sold by the Company to the Registrant’s affiliates under the Distribution Agreement (described below) after the Closing Date.  One such payment will be made by January 31, 2009, with the other made following expiration or termination of the Distribution Agreement.

In connection with the Sale, the parties entered into several additional agreements, including the following:

A Non-Competition Agreement, whereby the Registrant is prohibited, among other things, from competing with the Company for a term of three years in the manufacture and sale of certain defined types of laminates in certain applications.

A Distribution Agreement among the Company, Rogers Technologies (Suzhou) Co. Ltd., Rogers Technologies (Singapore) Inc. and Rogers Southeast Asia, Inc., each an affiliate of the Registrant,  for the continued distribution of Company products by such affiliates for an initial six month term following the Closing Date.

A Sales Agreement between the Company and the Registrant for the supply of certain products by the Company to the Registrant, Rogers BVBA and any affiliated entity of either of them, for an initial 15 year term.

A copy of the Press Release issued by the Registrant on October 31, 2008 announcing the Sale is attached to this Current Report on Form 8-K as Exhibit 99.1.  Only the portion of this Press Release relating to the terms of the Sale shall be deemed filed and incorporated herein by reference.

The information contained in this Item 1.01 is qualified in its entirety by reference to the complete text of the agreements filed herewith as Exhibits 10.1 through 10.7, which are incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

In a Press Release dated October 31, 2008, the Registrant updated its sales and earnings guidance due to the one-time gain associated with the disposal of the Company for the fourth quarter of 2008 from what was previously disclosed on the Registrant’s Current Report on Form 8-K filed October 29, 2008.

A copy of this Press Release is furnished herewith as Exhibit 99.1.  The information contained in this Item 7.01 and that portion of the Press Release relating to the sales and earnings guidance shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement between Induflex Holding NV and RogersCorporation.

10.2	Non-Competition Agreement between Rogers Induflex NV and RogersCorporation.

10.3	Distribution Agreement among Rogers Induflex NV, Rogers Technologies(Suzhou) Co. Ltd., Rogers Technologies (Singapore) Inc. and Rogers SoutheastAsia, Inc.

10.4	Sales Agreement among Rogers Induflex NV, Rogers BVBA and RogersCorporation.

10.5	Second Ranking Share Pledge Agreement Between Induflex Holding NV andRogers Corporation.

10.6	Production License Agreement between Rogers Induflex NV and RogersCorporation.

10.7	Mutual Non-Disclosure Agreement among Induflex Holding NV, Rogers InduflexNV and Rogers Corporation.

99.1	Press release, dated October 31, 2008, issued by Rogers Corporation (filedherewith pursuant to Item1.01 and furnished herewith pursuant to Item 7.01).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

	By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and Chief Financial Officer

Date: November 5, 2008